EXHIBIT 10.28

[Modus Media International Letterhead]

PERSONAL AND CONFIDENTIAL

August 5, 2002

Mr. Daniel F. Beck

President, Americas

Modus Media International, Inc.

690 Canton Street

Westwood, MA 02090

Dear Dan:

This letter is to confirm that if Modus Media International, Inc. (“MMI” or “Company”) terminates your employment without Cause (as defined below), MMI will make severance payments to you during the twelve (12) months following such termination in an aggregate amount equal to twelve months’ base salary at the time of termination. Such severance payments shall be paid to you in equal biweekly installments during such twelve-month period. If you remain unemployed following such twelve-month period, you will be entitled to up to an additional six (6) months of base salary (“Extended Severance Payments”) to be paid in equal, biweekly installments for so long as you remain unemployed, up to a maximum aggregate of six months. For ease of further reference, the rights set forth in this paragraph shall be referred to hereafter as “Severance Benefits.” Additionally, for up to eighteen months following your termination, the Company will provide you with dental and group health insurance benefits unless or until you are or become eligible for such benefits from a new employer.

To the extent annual management incentive bonus payments are made in respect of the year in which your employment is terminated under circumstances which entitle you to Severance Benefits under this Letter Agreement, you will receive a pro rata bonus based on the portion of the year that you were an employee.

For purposes hereof, “Cause” shall mean (a) any failure by you to take or refrain from taking any corporate action as specified in written directions of the Chief Executive Officer, when such failure is not cured within thirty (30) days after written notice that failure to take or refrain from taking such action shall constitute “Cause” for purposes hereof; (b) dishonesty, gross negligence or gross misconduct by you in connection with the performance by you of your duties for the Company; or (c) your conviction of, or the entry of a pleading of guilty or non contendere by you to, any crime involving moral turpitude or any felony.

The severance benefits under this Letter Agreement are explicitly conditioned upon (a) your signing a release of the Company; and (b) your compliance with the non-disclosure, non-solicitation and non-compete provisions of this Agreement.

Nothing in this Agreement shall alter or affect your continuing obligations of confidentiality under any non-disclosure agreement which you signed prior to or during your employment with the Company. In addition to your obligations under such agreement, you acknowledge and agree that during the term of your employment you had access to information which is confidential and/or proprietary to the Company, including but not limited to information of a business, financial or technical nature and all other information relating to the business and affairs of the Company. You agree that all such information shall be and remain at all times the exclusive property of the Company. You further agree that you will at all times maintain such information in confidence and shall not disclose such information to anyone else nor shall you use it for your own benefit or for the benefit of others.

In consideration for the Company entering into this agreement, you agree that during the period of 12 months after your termination of employment (or 18 months in the event you receive Extended Severance Payments), you will not (a) solicit, encourage or induce, directly or indirectly, any employee of the Company to leave such person’s employment with the Company or (b) directly or indirectly, whether as an individual proprietor, partner, stockholder, officer, employee, consultant or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), engage in the business of marketing, or selling services that compete with the services marketed or sold by the Company while you were employed by the Company.

You may terminate employment with the Company and it will be deemed a termination without Cause, entitling you to the severance benefits outlined in this Letter Agreement, only if you have “Good Reason” to terminate your employment. You shall have “Good Reason” to terminate if, following a Change in Control (as that term as defined below), (a) there is a substantial diminution in your responsibilities or authority; or (b) your primary office is relocated to an office more than thirty-five (35) miles distant from Westwood, Massachusetts; or (c) you suffer a reduction in annual base salary from your hire date or as the same maybe increased from time to time (except for across-the-board salary reductions similarly affecting all senior executives of the Company).

“Change of Control” means (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity or its parent) less than 40% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity or its parent outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; or (z) the complete liquidation of the Company.

Any payments due under this Letter Agreement shall be net of any amounts that MMI is required to withhold under applicable law.

The provisions of this Agreement shall be severable, and if any provision of this Agreement is held to be invalid or unenforceable, it shall be construed to have the broadest interpretation which would make it valid and enforceable. Invalidity or unenforceability of one provision shall not affect any other provision of this Agreement.

You acknowledge that money damages would not be a sufficient remedy if you breach this Agreement and that the Company shall be entitled, in addition to such other remedies as may be available, to seek preliminary and permanent injunctive relief for any such breach including specific performance without having to prove actual damages or to post a bond.

It is understood that this letter represents the entire agreement of the parties with respect to the severance obligations of MMI in the event of any termination of your employment with MMI, and you shall have no rights to any other severance payments under any other agreement, policy or plan of MMI.

Very truly yours,

MODUS MEDIA INTERNATIONAL, INC.

/s/ [illegible]

Countersigned:

/s/ Daniel Beck